                                                                    EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the reference to our firm under the captions "Experts", "Selected Historical and Pro Forma Financial Information" and "MNI Selected Financial Data" and to the use of our report dated August 5, 1994, except for
Note 9 as to which the date is February 2, 1995, with respect to the consolidated financial statements of Microwave Networks Incorporated included in the Prospectus/Proxy Statement which is made part of Amendment No. 2 to the Registration Statement (Form S-4 No. 33-57593) of California Microwave, Inc. for the registration of 3,350,000 shares of its common stock.



                                          ERNST & YOUNG LLP



Houston, Texas


March 13, 1995